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                                                         Exhibit 23






                   INDEPENDENT AUDITORS' CONSENT




Board of Directors
Willbros Group, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-21399) of Willbros Group, Inc. of our report dated June 11, 1999, relating to the statements of net assets available for plan benefits of Willbros Employees' 401(k) Investment Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1998 annual report on Form 11-K of Willbros Employees' 401(k) Investment Plan.


                                   KPMG LLP




Panama City, Panama
June 29, 1999